Exhibit 99.1

Avalon GloboCare Provides Year-End Business Update of Selective Scientific and Clinical Programs

Company continues to expand and accelerate its R&D strategies for high-impact translational and clinical programs in the US and Europe

Intended SenlangBio acquisition terminated, eliminating potential 80 million share issuance

FREEHOLD, N.J., January 4, 2022 (GLOBE NEWSWIRE) -- Avalon GloboCare Corp. (NASDAQ: AVCO) (Avalon or The Company), a clinical-stage global developer of cell-based technologies and therapeutics, today provided a year-end business update.

“We believe we have made significant progress in 2021, advancing our scientific and clinical programs focusing on immuno-oncology and cellular medicines,” said David Jin, M.D., Ph.D., President and Chief Executive Officer of Avalon. “Our goal is to address the unmet needs of patients utilizing innovative technologies that transform cellular therapy and regenerative medicine. We have partnered with world-renowned research centers and universities on cutting edge research, and are accelerating our own innovative research, bio-process development, clinical programs and product commercialization.”

Avalon entered into a new collaboration with University of Pittsburgh Medical Center (UPMC) to develop new cancer immunotherapy approaches and streamline manufacturing processes to bring these powerful treatments to cancer patients with a rapid bio-manufacturing time (1-2 days instead of weeks). Avalon’s lead candidate, AVA-011, combines Avalon’s FLASH-CAR™ technology with an innovative messenger ribonucleic acid (mRNA)-based technology platform, and is currently at an IND-enabling stage. Avalon is on track to initiate the AVA-011 first-in-human clinical trial by mid-2022. This non-viral, next-generation chimeric antigen receptor (CAR)-based cellular therapies approach is expected to streamline and enhance the quality of clinical-grade CAR T-cell manufacturing and the Company believes will result in efficacious, lower cost cellular therapy products, making them accessible to a wider range of cancer patients.

Avalon’s research partnership with the University of Natural Resources and Life Sciences (BOKU) in Vienna, Austria, is rapidly progressing. The co-development of a novel, cell-free, in-silico system with BOKU expands Avalon’s ability to design and produce novel cell membrane proteins—including receptors found on the surface of immune cells and cancer cells that function in cell signaling and are important drug targets. This system also provides Avalon with an efficient tool to screen and optimize potential therapeutic targets.

Avalon has co-developed and jointly filed a patent with BOKU on a novel platform of S-layer coated emulsome technology (SLET) for next-generation, targeted drug delivery and cellular immunotherapy applications. The Company believes this novel SLET platform will help accelerate the development of Avalon’s mRNA-based Flash-CAR™ and other cellular therapy programs. Targeted delivery of mRNA into immune effector cells using SLET can potentially open the door to new generation of cancer immunotherapy and other applications including targeted drug delivery and therapeutics, vaccine development, in vitro diagnostics, and cellular medicines.

“Given our rapid progress this past year, our goal for 2022 is to focus on our core programs to drive innovation and bring about advanced technologies and new medicines to patients. Towards this end, we have decided not to move ahead with the SenlangBio acquisition. Instead, we plan to focus our resources on organic growth and strategic partnership opportunities that we believe will hold the potential to drive much greater value for our shareholders, while avoiding potentially significant dilution that would have occurred with the proposed acquisition. Through strategic investments, we intend to continue to bring high-quality, high-impact programs to enrich Avalon’s assets in intellectual properties, R&D and commercialization. Overall, we believe we are extremely well positioned to execute on our growth strategy, and I am highly encouraged by the operational and financial outlook for our business. Last week, we announced that our Chairman converted his loan to common stock at a significant premium to market, showing his further support and confidence in the business. As we head into 2022, we believe we have a number of important upcoming milestones that have the potential to continue to drive significant value for our shareholders,” concluded Dr. Jin.

About Avalon GloboCare Corp.

Avalon GloboCare Corp. (NASDAQ: AVCO) is a clinical-stage, vertically integrated, leading CellTech bio-developer dedicated to advancing and empowering innovative, transformative immune effector cell therapy, exosome technology, as well as COVID-19 related diagnostics and therapeutics. Avalon also provides strategic advisory and outsourcing services to facilitate and enhance its clients’ growth and development, as well as competitiveness in healthcare and CellTech industry markets. Through its subsidiary structure with unique integration of verticals from innovative R&D to automated bioproduction and accelerated clinical development, Avalon is establishing a leading role in the fields of cellular immunotherapy (including CAR-T/NK), exosome technology (ACTEX™), and regenerative therapeutics. For more information about Avalon GloboCare, please visit www.avalon-globocare.com.

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Forward-Looking Statements

Certain statements contained in this press release may constitute “forward-looking statements.” Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov). In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of the press release.

Contact Information:

Avalon GloboCare Corp.

4400 Route 9, Suite 3100

Freehold, NJ 07728

PR@Avalon-GloboCare.com

Investor Relations:

Crescendo Communications, LLC

Tel: (212) 671-1020 Ext. 304

avco@crescendo-ir.com